EXHIBIT 99.2

CHARMING SHOPPES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Thirteen	Fifty-two
	Weeks Ended	Weeks Ended
	February 2,	February 2,
(In thousands, except per share amounts)	2008	2008

Net sales	$731,824	$2,722,462

Cost of goods sold, buying, catalog, and occupancy expenses	581,247	1,968,809
Selling, general, and administrative expenses	176,049	704,793
Impairment of goodwill and trademarks	18,172	18,172
Restructuring charges	14,357	14,357
Total operating expenses	789,825	2,706,131

Income/(loss) from operations	(58,001)	16,331

Other income	1,006	8,793
Interest expense	(2,265)	(10,552)

Income/(loss) from continuing operations before income taxes and extraordinary item	(59,260)	14,572
Income tax provision/(benefit)	(14,354)	13,858

Income/(loss) from continuing operations before extraordinary item	(44,906)	714

Loss from discontinued operations, net of income tax benefit of $6,613 for 13 weeks and $10,241 for 52 weeks	(80,428)	(85,039)

Extraordinary item, net of income tax provision of $582 for 13 and 52 weeks	912	912

Net loss	$(124,422)	$(83,413)

Basic net loss per share:
Income/(loss) from continuing operations	$(.38)	$.01
Loss from discontinued operations, net of tax	(.69)	(.70)
Extraordinary item, net of income taxes	.01	.01
Net loss (1)	$(1.07)	$(.69)

Diluted net loss per share:
Income/(loss) from continuing operations	$(.38)	$.01
Loss from discontinued operations, net of tax	(.69)	(.70)
Extraordinary item, net of income taxes	.01	.01
Net loss (1)	$(1.07)	$(.69)

(1) Results may not add due to rounding